EXHIBIT 4.4

THIS WARRANT WAS ORIGINALLY ISSUED EFFECTIVE SEPTEMBER 26, 2000 AND SUCH ISSUANCE WAS NOT REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY APPLICABLE STATE SECURITIES LAWS. CONSEQUENTLY, THIS WARRANT MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

AMENDED AND RESTATED STOCK PURCHASE WARRANT

Date of Issuance: September 26, 2000	Certificate No. W-2
Date of Amendment and Restatement: September 2, 2004

FOR VALUE RECEIVED, MediciNova, Inc., a Delaware corporation (the “Company”), hereby grants to YUICHI IWAKI (the “Holder”), the right to purchase from the Company 6,428,286 shares of Common Stock, par value $0.001 per share (the “Common Stock”), at a price per share of $0.10 (as adjusted from time to time hereunder, the “Exercise Price”). The Company and Holder acknowledge and agree that this Amended and Restated Stock Purchase Warrant (this “Warrant”) amends, restates and supercedes in its entirety that certain Stock Purchase Warrant dated September 26, 2000 previously issued to the Holder, as the same may have been amended from time to time prior to the date hereof.

This Warrant is subject to the following provisions:

1. Exercise of Warrant.

1.A. Exercise Period. The Holder may exercise, in whole or in part, the purchase rights represented by this Warrant at any time and from time to time after the close of business on September 26, 2002 to and including the close of business on September 26, 2007, or, if such day is not a business day, on the next preceding business day (the “Exercise Period”).

1.B. Exercise Procedure.

(i) This Warrant shall be deemed to have been exercised when the Company has received all of the following items (the “Exercise Time”):

(a) a completed Exercise Agreement, as described in paragraph 1C below, executed by the Holder exercising all or part of the purchase rights represented by this Warrant;

(b) this Warrant; and

(c) either (1) a check payable to the Company in an amount equal to the product of the Exercise Price multiplied by the number of shares of Common Stock being purchased upon such exercise (the “Aggregate Exercise Price”); or (2) a written notice to the Company that the Purchaser is exercising the Warrant (or a portion thereof) on a “cashless” basis by authorizing the Company to withhold from issuance a number of shares (including any fraction thereof) of Common Stock issuable upon such exercise of the Warrant which when multiplied by the fair value of the Common Stock (as reasonably determined by the board of directors of the Company) is equal to the Aggregate Exercise Price (and such withheld shares shall no longer be issuable under this Warrant).

(ii) Certificates for shares of Common Stock purchased upon exercise of this Warrant shall be delivered by the Company to the Holder within five (5) Business Days after the date of the Exercise Time. Unless this Warrant has expired or all of the purchase rights represented hereby have been exercised, the Company shall prepare a new Warrant, substantially identical hereto, representing the rights formerly represented by this Warrant which have not expired or been exercised and shall within such five (5) day period, deliver such new Warrant to the Holder.

(iii) The Common Stock issuable upon the exercise of this Warrant shall be deemed to have been issued to the Holder at the Exercise Time, and the Holder shall be deemed for all purposes to have become the record holder of such Common Stock at the Exercise Time.

(iv) The issuance of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any issuance tax in respect thereof or other cost incurred by the Company in connection with such exercise and the related issuance of shares of Common Stock, except that Holder shall be liable for any tax attributable to the issuance of such shares in the name of any person or entity other than Holder (to the extent Holder elects to have such shares issued in such manner). Each share of Common Stock issuable upon exercise of this Warrant shall upon payment of the Exercise Price therefor, be fully paid and nonassessable and free from all liens and charges with respect to the issuance thereof, except for liens and charges relating to any tax for which the Holder is liable under the preceding sentence.

(v) The Company shall not close its books against the transfer of this Warrant or of any share of Common Stock issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant. The Company shall from time to time take all such action as may be necessary to assure that the par value per share of the unissued Common Stock acquirable upon exercise of this Warrant is at all times equal to or less than the Exercise Price then in effect.

(vi) The Company shall assist and cooperate with the Holder required to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of this Warrant (including, without limitation, making any filings required to be made by the Company).

(vii) The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of issuance upon the exercise of the Warrants, such number of shares of Common Stock issuable upon the exercise of all outstanding Warrants. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Company shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance). The Company shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon exercise of the Warrants.

1.C. Exercise Agreement. Upon any exercise of this Warrant, the Exercise Agreement shall be substantially in the form set forth in Exhibit A hereto. Such Exercise Agreement shall be dated the actual date of execution thereof.

2. Adjustment of Exercise Price and Number of Shares. In order to prevent dilution of the rights granted under this Warrant, the Exercise Price shall be subject to adjustment from time to time as provided in this Section 2, and the number of shares of Common Stock obtainable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 2.

2.A. Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of shares of Common Stock obtainable upon exercise of this Warrant shall be proportionately increased. If the Company at any time combines (by reverse stock split or otherwise) its Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of shares of Common Stock obtainable upon exercise of this Warrant shall be proportionately decreased.

2.B. Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets or other transaction, in each case which is effected in such a way that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as “Organic Change”. Prior to the consummation of any Organic Change, the Company shall make appropriate provision (in form and substance satisfactory to the Required Holders) to insure that the Holder shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the exercise of this Warrant, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock issuable upon conversion of the Common Stock immediately theretofore acquirable and receivable upon exercise of such holder’s Warrant had such Organic Change not taken place. In any such case, the Company shall make appropriate provision with respect to the Holder’s rights and interests to insure that the provisions of this Section 2 and Section 3 hereof shall thereafter be applicable to the Warrants (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Company, an immediate adjustment of the Exercise Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, if the value so reflected is less than the Exercise Price in effect immediately prior to such consolidation, merger or sale). Any stock, securities or assets received pursuant to this Section 2.B shall be made without duplication of any stock, securities or assets paid pursuant to Section 3 below.

3. Liquidating Dividends. If the Company during the Exercise Period declares or pays a dividend upon the Common Stock payable otherwise than in cash out of earnings or surplus (determined in accordance with generally accepted accounting principles, consistently applied in the United States) except for a stock dividend payable in shares of Common Stock (a “Liquidating Dividend”), then the Company shall pay to the Holder at the time of payment thereof the Liquidating Dividend which would have been paid to the Holder on the Common Stock had this Warrant been fully exercised immediately prior to the date on which a record is taken for such Liquidating Dividend (or, if no record is taken, the date as of which the record holders of Common Stock entitled to such dividends are to be determined). Any stock, securities or assets received pursuant to this Section 3 shall be made without duplication of any stock, securities or assets paid pursuant to Section 2.B above.

4. No Voting Rights; Limitations of Liability. This Warrant shall not entitle the Holder hereof to any voting rights or other rights as a stockholder of the Company. No provision hereof, in the absence of affirmative action by the Holder to purchase Common Stock, and no enumeration herein of the rights or privileges of the Holder shall give rise to any liability of such holder for the Exercise Price of Common Stock acquirable by exercise hereof or as a stockholder of the Company.

5. Warrant Exchangeable for Different Denominations. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for new Warrants of like tenor representing in the aggregate the purchase rights hereunder, and each of such new Warrants shall represent such portion of such rights as is designated by the Holder at the time of such surrender. The date the Company initially issues this Warrant shall be deemed to be the “Date of Issuance” hereof regardless of the number of times new certificates representing the unexpired and unexercised rights formerly represented by this Warrant shall be issued. All Warrants representing portions of the rights hereunder are referred to herein as the “Warrants.”

6. Replacement. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing this Warrant, and in the case of any such loss, theft or destruction, upon receipt of an unsecured indemnity agreement of the Holder in form reasonably satisfactory to the Company, or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

7. Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be (i) delivered in person, (ii) transmitted by telecopy, or (iii) sent by reputable overnight courier service, fees prepaid, to (x) the Company, at its principal executive offices and (y) to the Holder, at the Holder’s address or telecopy as it appears in the records of the Company (unless otherwise indicated in writing by the Holder). Notices shall be deemed given upon personal delivery, upon receipt of return receipt in the case of delivery by mail, upon acknowledgment by the receiving telecopier or one day following deposit with an overnight courier service.

8. Amendment and Waiver. Except as otherwise provided herein, the provisions of this Warrant may be amended only by written agreement of the Company and the Holder, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder.

9. Warrant Register. The Company shall maintain at its principal executive offices books for the registration of this Warrant. The Company may deem and treat the Holder as the absolute owner hereof (notwithstanding any notation of ownership or other writing hereon made by anyone) for all purposes and shall not be affected by any notice to the contrary.

10. Certain Agreements. This Warrant, the exercise of, and the securities underlying, this Warrant are subject to the terms of that certain Common Stock and Warrant Purchase Agreement dated September 26, 2000. The securities underlying this Warrant are subject to the terms of that certain Amended and Restated Registration Rights Agreement, that certain Amended and Restated Voting Agreement and that certain Right of First Refusal and Co-Sale Agreement, each of even date herewith.

11. Descriptive Headings; Governing Law. The descriptive headings of the several Sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS WARRANT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed and attested by its duly authorized officers under its corporate seal and to be dated the Date of Issuance hereof.

MEDICINOVA, INC.

By:	/s/ TAKASHI KIYOIZUMI
Takashi Kiyoizumi President and Chief Executive Officer

Accepted and agreed as of the date hereof,

/s/ YUICHI IWAKI
Yuichi Iwaki

EXHIBIT A

EXERCISE AGREEMENT

To:	Dated:

The undersigned, pursuant to the provisions set forth in the attached Amended and Restated Stock Purchase Warrant (Certificate No. W-            ), hereby agrees to subscribe for the purchase of                      shares of the Common Stock covered by such Amended and Restated Stock Purchase Warrant and makes payment herewith in full therefor at the price per share provided by such Amended and Restated Stock Purchase Warrant and requests that the certificates for such shares be issued in the name of, and delivered to,                     , whose address is                                         .

Signature:

Name:

Address: